Southern States Bancshares, Inc. Announces Quarterly Cash Dividend of $0.09 per Share

ANNISTON, Alabama, October 16, 2024 – Southern States Bancshares, Inc. (NASDAQ: SSBK) (“Southern States”), the holding company for Southern States Bank, an Alabama state-chartered commercial bank (the “Bank”), today announced that its Board of Directors has declared a cash dividend on its common stock of $0.09 per share. The dividend is payable on November 15, 2024 to shareholders of record as of November 1, 2024.

About Southern States Bancshares, Inc.

Headquartered in Anniston, Alabama, Southern States Bancshares, Inc. is a bank holding company that operates primarily through its wholly-owned subsidiary, Southern States Bank. The Bank is a full-service community banking institution, which offers an array of deposit, loan and other banking-related products and services to businesses and individuals in its communities. The Bank operates fifteen branches in Alabama and Georgia and two loan production offices in Atlanta.

Contact Information:

Lynn Joyce
(205) 820-8065
ljoyce@ssbank.bank

Margaret Boyce
(310) 622-8247
ssbankir@finprofiles.com